Exhibit 5.1

EX 5.1 OPINION OF CLIFFORD CHANCE	CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS DROOGBAK 1A 1013 GE AMSTERDAM PO BOX 251 1000 AG AMSTERDAM TEL +31 20 7119 000 FAX +31 20 7119 999 www.cliffordchance.com

E-mail: Gregory.Crookes@cliffordchance.com

21 January 2011

Nielsen Holdings B.V.

Diemerhof 2

1112 XL Diemen

The Netherlands

Dear Sirs,

Nielsen Holdings B.V. (the “Issuer”) –

SEC Registration of common shares

Introduction

We have acted as legal counsel (advocaten) to the Issuer in The Netherlands in connection with the Registration. Capitalised terms used in this legal opinion have the meaning ascribed to them in the Annex A. Headings in this opinion are for ease of reference only and shall not affect the interpretation hereof.

This opinion is limited to the laws of The Netherlands in force as at the date hereof as applied and interpreted according to present published case-law of the Netherlands courts, administrative rulings and authoritative literature.

II.	Documents examined / Reliance

In arriving at the opinions expressed below, we have examined and relied upon the following:

(a)	the Articles of Association;

(b)	the Extract;

CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NUMBER 0C323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET, LONDON, E14 5JJ. A LIST OF THE MEMBERS IS OPEN TO INSPECTION AT THIS OFFICE. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS. CLIFFORD CHANCE LLP IS REGISTERED IN THE NETHERLANDS WITH THE COMMERCIAL REGISTER OF THE CHAMBERS OF COMMERCE UNDER NUMBER 34360401.

(c)	the Underwriting Agreements;

(d)	the Registration Statement;

(e)	the Deed of Issuance;

(f)	the Indenture;

(g)	the Convening Notices;

(h)	each of the Resolutions; and

(i)	the Board Certificate.

In addition, we have examined such documents and performed such other investigations as we considered necessary for the purpose of this opinion.

III.	Assumptions

In examining and in describing the documents listed above and in giving this opinion we have assumed:

(i)	the power, legal capacity and authority of all parties (other than the Issuer) to enter into and perform their obligations under the Underwriting Agreements and the Indenture and in relation to the registration, the legal capacity (handelingsbekwaamheid) of all individuals who have signed or will sign the Underwriting Agreements or the Indenture or who have given confirmations or will give confirmations on which we have expressed reliance (including those individuals acting on the Issuer’s behalf), and that the Underwriting Agreements, Indenture, Shares and all other agreements and documents relating thereto have been or will be (where appropriate) duly authorised, executed and delivered by all parties thereto (other than the Issuer) and create valid and legally binding obligations for all such parties (other than the Issuer) as a matter of applicable law (if other than Netherlands law);

(ii)	that the parties to the Underwriting Agreements and the Indenture (other than the Issuer) are duly incorporated and organised, validly existing and in good standing (where such concept is legally relevant to its capacity) under the laws of their respective jurisdiction of incorporation and of the jurisdiction of their respective places of business;

(iii)	that all documents submitted to us and the signatures and initials thereon are genuine and that such signatures are the signatures of the persons purported to have signed such documents and that such persons when signing these documents had legal capacity to do so and that all documents submitted to us as photocopies or faxed or scanned copies are in conformity with the originals;

(iv)	the due compliance with the laws of any jurisdiction other than those of The Netherlands;

(v)	that the Resolutions remain in full force and effect and unaltered, that all factual statements made and all confirmations given therein were true and accurate when given and remain true and accurate as at the date hereof;

(vi)	that the information set out in the Extract is complete, correct, accurate and not misleading on the date hereof and consistent with the information contained in the files kept by the Chamber of Commerce with respect to the Issuer, it being understood that the issuance of the Shares has not yet been reflected in the Extract; and

(vii)	that the authorised share capital of the Issuer at the time of conversion of any Mandatory Convertible Subordinated Bonds will allow for the issuance of the relevant number of Converted Shares.

IV.	Opinion

Based upon and subject to the foregoing and to the further qualifications set out below and subject to any factual matters, documents or events not disclosed to us by the parties concerned, having regard to the legal considerations relevant to this legal opinion, we are of the opinion that:

1.	Issue of Shares

Upon Conversion (as defined in the Registration Statement):

(i)	when issued pursuant to a validly executed Deed of Issuance and paid for pursuant to the relevant Underwriting Agreement, the New Shares will have been validly issued, fully paid and non-assessable;

(ii)	when issued and paid for by set-off against the principal amount due on the Mandatory Convertible Subordinated Bonds in accordance with the Articles of Association, the relevant Underwriting Agreement and Indenture, the Converted Shares will have been validly issued, fully paid and non-assessable; and

(iii)	when issued and paid for by set-off against the interest due on the Mandatory Convertible Subordinated Bonds in accordance with the Articles of Association, the relevant Underwriting Agreement and Indenture, the Interest Shares will have been validly issued, fully paid and non-assessable.

The issue of the New Shares, Converted Shares and Interest Shares is not, and will not be, subject to any pre-emptive rights upon the issuance of new securities by the Issuer, except those that have been validly excluded.

2.	Conflict with Laws or Articles of Association

Neither the execution of the Indenture or the performance by the Issuer of its obligations thereunder conflicts or will conflict with or result in a breach of any provision of (or constitute a breach of or default under):

(i)	the Articles of Association; or

(ii)	any law or generally applicable rule or regulation of the Netherlands to which the Issuer is subject,

which would make the Indenture or parts thereof null and void or subject the Indenture to avoidance or nullification in The Netherlands.

V.	Qualifications

The opinion expressed above is subject to the following qualifications:

(A)	the terms “enforceable”, “enforceability”, “valid”, “legal”, “binding” and “effective” (or any combination thereof) where used herein, mean that the obligations assumed by the relevant party under the relevant document are of a type which the laws of The Netherlands generally recognises or enforces; they do not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular enforcement before the courts of The Netherlands will in any event be subject to (without limitation):

(i)	the degree to which the relevant obligations are enforceable under their governing law (if other than the laws of the Netherlands);

(ii)	the nature of the remedies available in such courts (and nothing in this opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

(iii)	the acceptance by such courts of jurisdiction;

(iv)	prescription or limitation periods (within which suits, actions or proceedings must be brought); and

(v)	the availability of defences such as, without limitation, set-off (unless validly waived), fraud, misrepresentation, force majeure, unforeseen circumstances, undue influence, duress, error, abatement and counter-claim.

(B)	In addition, our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, liquidation, reorganisation, moratorium and other similar laws of general application relating to or affecting generally the enforcement of creditors’ right and remedies from time to time (including the doctrine of voidable preference within the meaning of Article 3:45 of the Netherlands Civil Code and/or Article 42 et. seq. of the Netherlands Bankruptcy Code);

(C)	the term “non-assessable” has no equivalent legal term under Netherlands law and where used herein, means that the Issuer has no right to require the holder of any share to pay it any additional amount as a result of its share ownership required for the share to be fully paid up (for the avoidance of doubt, without prejudice to claims based on tort (onrechtmatige daad));

(D)	to the extent that the laws of The Netherlands are applicable the provision that the holder of a security will be treated as its absolute owner may not be enforceable under all circumstances, such as but not limited to, error (dwaling) or deceit (bedrog);

(E)	under the laws of The Netherlands, each power of attorney or mandate, whether or not irrevocable, granted by the Issuer, will terminate by operation of law and without notice upon its bankruptcy (faillissement) of the Issuer and can only be effectively exercised with the co-operation of the court-appointed administrator (bewindvoerder) in the event of the Issuer being granted a (preliminary) moratorium of payments ((voorlopige) surseance van betaling);

(F)	if any holder of a Share is controlled by or otherwise connected with a person, organisation or country, which is currently the subject of United Nations, European Community or Netherlands sanctions, implemented, effective or sanctioned in The Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Import and Export Act (In- en Uitvoerwet), the Economic Offences Act (Wet Economische Delicten) or the FSA, or is otherwise the target of any such sanctions, the obligations of the Issuer to that party may be unenforceable, void or otherwise affected; and

(G)	in issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time;

VI.	Reliance

This opinion:

(a)	is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon by or disclosed to any other person, company, enterprise or institution, except your legal advisers, or used for any other purpose other than the Registration;

(b)	Each person relying on this opinion agrees, in so relying, that only Clifford Chance LLP shall have any liability in connection with this opinion, and that, except as otherwise required by the Securities Act, the agreement in this paragraph (b) and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law;

(c)

may be filed by the Issuer as an exhibit to the Registration Statement and the Issuer may refer to Clifford Chance LLP giving this opinion under the heading “Legal Matters” in the prospectuses included in the Registration Statement. The previous sentence is no admittance from us or Clifford Chance LLP that we are or Clifford Chance LLP is in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully,

/s/ G. Crookes
G. Crookes Partner Solicitor England & Wales Clifford Chance LLP

/s/ T. Van Duuren
T. van Duuren Partner Notaris Clifford Chance LLP

Annex A - Definitions

Articles of Association	means a copy of draft articles of association (statuten) of the Issuer included in the notarial deed of conversion and amendment of the articles of association dated 16 August 2010 to be executed before Dutch civil law notary Thomas Pieter van Duuren prior to execution of the Deed of Issuance;

Board	means the board of directors (het bestuur) of the Issuer;

Board Certificate	means the certificate dated the date of this opinion attached to this opinion as Annex B;

Board Resolutions	means each of the First Board Resolution, the Second Board Resolution and Third Board Resolution;

Chamber of Commerce	means the Chamber of Commerce in Amsterdam, The Netherlands;

Convening Notice	means a copy of the convening notices for the extraordinary general meeting of shareholders of the Issuer held on 10 August 2010, as published on 26 July 2010, 30 August 2010 as published on 13 August 2010 and on 25 November 2010 as published on 10 November 2010;

Converted Shares	means such number of new ordinary shares in the Issuer’s capital with a nominal value of EUR 0.07 (seven eurocents) each that may be issued upon the conversion of the Mandatory Convertible Subordinated Bonds as required to comply with the Issuer’s obligations under the Indenture.

Deed of Issuance	means the draft deed of issuance annexed to the relevant Underwriting Agreement and to be executed by the Issuer and the other persons named in it upon payment of the New Shares and relating to the issuance of New Shares;

EU Insolvency Regulation	means Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings;

Extract	means a copy of a certified extract (gewaarmerkt uittreksel) dated 21 January 2011 from the Dutch Commercial Register of the Chamber of Commerce relating to the registration of the Issuer under number 34248449 and confirmed to us by the Chamber of Commerce by telephone at 14:00 hours CET on 21 January 2011 to have remained unaltered since such date;

First Board Resolution	means a copy of the written resolutions by the Board dated 26

July 2010;

Indenture	means the indenture to be entered into between the Issuer and The Bank of New York Mellon as trustee containing the terms and conditions applicable to the Mandatory Convertible Subordinated Bonds;

Interest Shares	means the new ordinary shares in the Issuer’s capital with a nominal value of EUR 0.07 (seven eurocents) each that may be issued pursuant to a resolution to be adopted by the Board to settle interest deferred until conversion of the Mandatory Convertible Subordinated Bonds in accordance with the Indenture;

Issuer	means Nielsen Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkgheid) incorporated under Dutch law, having its seat (statutaire zetel) at Amsterdam, The Netherlands, having its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands, registered with the Dutch Commercial Register (Handelsregister) under number 34248449;

Mandatory Convertible

Subordinated Bonds	means the Mandatory Convertible Subordinated Bonds due 2013 up to an amount of USD 250,000,000 (two hundred fifty million US Dollars) and, subject to the underwriters’ option, up to an additional amount of USD 37,500,000 (thirty-seven million five hundred thousand US Dollars);

Minutes	the minutes of an extraordinary general meeting of shareholders of Issuer dated 10 August 2010, 30 August 2010 and 25 November 2010;

New Shares	means the up to 82,142,858 (including the underwriters’ option of 10,714,286) new ordinary shares in the Issuer’s capital with a nominal value of EUR 0.07 (seven eurocents) each;

Pricing Resolution	means a draft of the written resolutions to be adopted by the pricing committee;

Registration	means the registration of the New Shares with the SEC under the Securities Act;

Registration Statement	means the registration statement on Form S-1 (Registration No. 333-167271), as amended from time to time, in relation to the Registration initially filed with the SEC on 3 June 2010 and most recently filed on 18 January 2011 as Amendment No. 7 to the Registration Statement;

Resolutions	means each of the Minutes, the Board Resolutions and Pricing Resolution;

SEC	means the United States Securities and Exchange Commission;

Second Board Resolution	means a copy of the written resolutions by the Board dated 23 August 2010;

Securities Act	means the United States Securities Act of 1933, as amended;

Shares	means the New Shares, Converted Shares and Interest Shares and a “Share” means any of them;

Third Board Resolution	means a copy of the written resolutions by the Board dated 21 January 2011;

Underwriting Agreement(s)	means (i) the draft underwriting agreement to be entered into between the Issuer and the underwriters named therein relating to the sale of New Shares and (ii) the draft underwriting agreement to be entered into between the Issuer and the underwriters named therein relating to the sale of Mandatory Convertible Subordinated Bonds.

Annex B – Board Certificate

THE UNDERSIGNED:

(1)	AlpInvest Partners 2006 B.V.;

(2)	Mr. M.S. Chae;

(3)	Mr. A. Navab;

(4)	Mr. S.A. Schoen;

(5)	Mr. P.J. Healy;

(6)	Mr. J.A. Attwood Jr.; and

(7)	Mr. M.J.B. Rutte,

together being all of the members of the board of directors (het bestuur), hereinafter the “Board”) of:

Nielsen Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 34248449 (the “Company”);

WHEREAS:

(A)

The Company intends to offer and issue (i) 71,428,572 ordinary shares in the share capital of the Company (the “New Shares”) and, subject to exercise of the underwriter’s option, up 10,714,286 ordinary shares in the share capital of the Company (“Optional Shares”) (ii) up to an amount of $250,000,000 (two hundred fifty million US Dollars) and, subject to the underwriters’ option, up to an additional amount of USD 37,500,000 (thirty-seven million five hundred thousand US Dollars) in aggregate principal amount of Mandatory Convertible Subordinated Bonds due 2013 (the “Mandatory Convertible Subordinated Bonds”) (iii) such number of ordinary shares in the share capital of the Company upon the conversion of the Mandatory Convertible Subordinated Bonds to comply with the obligations under the Indenture (the “Converted Shares”) and may issue pursuant to a resolution to be adopted by the Board such number of ordinary shares in the capital of the Company to settle deferred interest until conversion of the Mandatory Convertible Subordinated Bonds in accordance with the Indenture (the “Interest Shares”) in an offering as described in the registration statement with Registration No. 333-167271 (the “Registration Statement”) and to register the New Shares, the Mandatory Convertible Subordinated Bonds, the Converted Shares and Interest Shares with the United States Securities and Exchange Commission;

(B)	This is a Board Certificate as referred to in the opinion of Clifford Chance LLP (“Clifford Chance”) dated the date hereof (“Opinion”). Capitalized terms used in this Board Certificate have the meaning ascribed to them in Annex A of the Opinion.

CERTIFY:

1.	Each copy document (including each of the Board Resolutions) and form of document (including the Deed of Issuance) delivered to Clifford Chance as an attachment to the e-mail to which an executed copy of this Board Certificate was attached, is a correct and complete copy of the original and, unless a contrary indication appears, that original remains in full force and effect without modification as at the date of this Board Certificate;

2.	Each of the Board Resolutions and Minutes has been made and the Pricing Resolution respectively will be made with due observance of the provisions of the Company’s articles of association as amended from time to time and any regulations adopted by the Board in each case to the extent relating to the convening of meetings and the adoption of resolutions and meets, respectively will meet, in view of inter alia the manner in which they were, respectively will be, adopted, the standards of reasonableness and fairness (redelijkheid en billijkheid);

3.	As at the date of this Board Certificate, no rights to subscribe for shares in the Company’s capital nor any rights to convert securities into shares in the capital of the Company are outstanding, to the extent that as a result of the exercise of such rights the Company’s authorised share capital (maatschappelijk kapitaal) as included in the Company’s articles of association, would not provide sufficient headroom for the issue of the Shares and the issue of the Shares is not, and will not be, subject to contractual pre-emptive or similar rights; and

4.	The Company is not subject to any bankruptcy proceedings, suspension of payments, emergency measures, other insolvency proceedings as listed in Annex A and Annex B to the EU Insolvency Regulation or other laws relating to or affecting the rights of creditors;

AND UNDERTAKE:

(1)	That the Pricing Resolution will be adopted in the form delivered to Clifford Chance as an attachment to the e-mail to which an executed copy of this Board Certificate was attached, and that the Pricing Resolution will be signed by the persons named therein;

(2)	Not to withdraw or amend, or procure to withdraw or amend, any Board Resolution;

(3)	That no shares in the capital of the Company will be issued other than as permitted by the Underwriting Agreements.

RELIANCE:

Clifford Chance may rely on this Board Certificate (without personal liability for the undersigned).

- Signature Page to Follow -

This document may be signed in counterparts.

Alpinvest Partners 2006 B.V.,

AlpInvest Partners N.V., its managing partner

/s/ E.M.J. Thyssen	/s/ P.F.F. de van der Schueren

Name: E.M.J. Thyssen	Name: P.F.F. de van der Schueren

Title: Managing Partner	Title: Chief Legal Officer

Date: 21 January 2011	Date: 21 January 2011

Mr. M. Chae;

/s/ Michael Chae
Date: 21 January 2011

Mr. A. Navab;

/s/ Alex Navab
Date: 21 January 2011

Mr. S.A. Schoen;

/s/ Scott Schoen
Date: 21 January 2011

Mr. P. Healy;

/s/ Patrick Healy
Date: 19 January 2011

Mr. J.A. Attwood Jr.

/s/ James A. Attwood Jr.
Date: 21 January 2011

Mr. M.J.B. Rutte

/s/ M.J.B. Rutte
Date: 21 January 2011